Exhibit 1-2

                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                     Consolidated Balance Sheet (Unaudited)
                               December 31, 2003
                   -------------------------------------------
                                (In Thousands)

ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                      $  13,415
    Receivables:
      Associated companies                                             1,631
      Other                                                           81,338
    Material and supplies                                              7,518
    Prepayments and other                                                698
                                                                    --------
                                                                     104,600
                                                                    --------
INVESTMENTS:
    Nonutility property, net                                          25,219
    Other                                                              1,714
                                                                    --------
                                                                      26,933
                                                                    --------
DEFERRED CHARGES:
    Goodwill                                                          36,471
    Accumulated deferred income tax benefits                          31,891
                                                                    --------
                                                                      68,362
                                                                    --------

         TOTAL ASSETS                                              $ 199,895
                                                                    ========


LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
    Currently payable long-term debt                               $     431
    Short-term borrowings                                                  -
    Notes payable to associated companies                             11,655
      Other                                                           34,763
      Associated companies                                               112
    Accrued taxes                                                      3,704
    Other                                                             14,544
                                                                    --------
                                                                      65,209
                                                                    --------
CAPITALIZATION:
    Common stockholder's equity                                      126,744
    Long-term debt                                                     7,323
                                                                    --------
                                                                     134,067
                                                                    --------
DEFERRED CREDITS:
    Accumulated deferred income taxes                                      -
    Other                                                                619
                                                                    --------
                                                                         619
                                                                    --------
         TOTAL LIABILITIES & CAPITALIZATION                        $ 199,895
                                                                    ========


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                                                                   Exhibit 1-2


                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                Consolidated Statement of Operations (Unaudited)
                                 (In Thousands)


                                            Three Months      Twelve Months
                                               Ended              Ended
                                            Dec. 31, 2003     Dec. 31, 2003
                                            -------------     -------------


Revenues                                      $  87,962         $ 338,054

Cost of revenues                                 78,676           295,403
                                               --------          --------

Gross margin                                      9,286            42,651

Selling, general and administrative
    expenses                                      8,646            37,282
Depreciation                                      1,346             5,468
                                               --------          --------
                                                   (706)              (99)

Goodwill impairment                                 (11)          121,523
Purchase agreement incentive plans                   38               121
                                               --------          --------

Operating loss                                     (733)         (121,743)

Interest income                                     203               787
Interest expense                                   (276)           (1,509)
Gain on sale of fixed assets                         50               250
Other income/(expense), net                         (57)               59
                                               --------          --------
Total other expense                                 (80)             (413)
                                               --------          --------

Loss before income taxes                           (813)         (122,156)

Income tax benefit                                 (385)          (41,008)
                                               --------          --------

Net loss                                      $    (428)        $ (81,148)
                                               ========          ========